CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee(2)
MEDIUM-TERM NOTES, SERIES G, FLOATING RATE NOTES DUE 2014	$60,000,000	$6,876
(1) Excludes accrued interest.
(2) The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933.

PRICING SUPPLEMENT NO. 16	Filed Pursuant to Rule 424(b)(3)
Dated September 26, 2012 to	Registration No. 333-173364
PROSPECTUS SUPPLEMENT
Dated April 7, 2011 and
PROSPECTUS
Dated April 7, 2011
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES G, FLOATING RATE NOTES DUE 2014 (REOPENING)

SUBJECT	FINAL PRICING DETAILS
Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series G, Floating Rate Notes Due 2014
Form of Security:	Global Note
Format:	SEC Registered-Registration Statement Number 333-173364
Trade Date/Pricing Effective Time:	September 26, 2012
Settlement Date:	October 1, 2012
Maturity Date:	August 27, 2014
Principal Amount:
$60,000,000. The notes offered hereby constitute a further issuance of, and will be consolidated with, the $300,000,000 aggregate principal amount of Medium-Term Notes, Series G, Floating Rate Notes Due 2014 issued by us on August 27, 2012 and the $140,000,000 aggregate principal amount of Medium-Term Notes, Series G Floating Rate Notes Due 2014 to be issued by us on October 1, 2012. The notes offered hereby will have the same CUSIP number as the previously issued and the to be issued on October 1, 2012 Medium-Term Notes, Series G, Floating Rate Notes Due 2014 and will trade interchangeably with such Medium-Term Notes, Series G, Floating Rate Notes Due 2014 immediately upon settlement. Upon completion of this offering, the aggregate principal amount outstanding of Medium-Term Notes, Series G, Floating Rate Notes Due 2014 will be $500,000,000.

Price to Public (Issue Price):	100.118%, plus accrued interest
Dealer’s Commission:	0.10% (10 basis points) of the principal amount
Accrued Interest:	$33,649.58

All-in-price:	100.018%, plus accrued interest
Net Proceeds to Issuer:	$60,010,800, plus accrued interest
Interest Rate Basis (Benchmark):	3 Month USD LIBOR
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	+ 15 basis points (0.15%)
Spread Multiplier:	N/A
Spread/Spread Multiplier Reset Option:	N/A
Optional Reset Dates (only applicable if option to reset spread or spread multiplier):	N/A
Basis for Interest Rate Reset (only applicable if option to reset spread or spread multiplier):	N/A
Specified Currency:	U.S. Dollars
Option to Elect Payment in U.S. Dollars (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Authorized Denominations (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Historical Exchange Rate (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Maximum Interest Rate:	N/A
Minimum Interest Rate:	N/A
Initial Interest Rate:	3 Month USD LIBOR as of two (2) London Business Days prior to August 27, 2012 plus the Spread
Interest Reset Periods and Dates:	Quarterly on the 27th of February, May, August and November of each year prior to the Maturity Date
Interest Determination Dates:	Quarterly, two (2) London Business Days prior to each Interest Reset Date
Interest Payment Dates:	Interest will be paid quarterly on the 27th of February, May, August and November of each year, commencing November 27, 2012 and ending on the Maturity Date
Stated Maturity Extension Option:	N/A
Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity):	N/A
Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity):	N/A
Original Issue Discount Note:	N/A
Total Amount of OID:	N/A
Terms of Amortizing Notes:	N/A
Redemption Date(s):	N/A
Redemption Price:	N/A
Repayment Date(s):	N/A
Repayment Price(s):	N/A
Day Count Convention:	Actual/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Sole Manager & Bookrunner:	Mitsubishi UFJ Securities (USA), Inc. (100.0%)
Billing and Delivery Agent:	Mitsubishi UFJ Securities (USA), Inc.
Exchange Rate Agent:	U.S. Bank Trust National Association

Calculation Agent:	U.S. Bank Trust National Association
CUSIP:	14912L5G2
Other Terms:	N/A
CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASCRIBED THERETO IN THE PROSPECTUS SUPPLEMENT. THE INTEREST RATES ON THE NOTES MAY BE CHANGED BY CATERPILLAR FINANCIAL SERVICES CORPORATION FROM TIME TO TIME, BUT ANY SUCH CHANGE WILL NOT AFFECT THE INTEREST RATE ON ANY NOTES OFFERED PRIOR TO THE EFFECTIVE DATE OF THE CHANGE.